Exhibit 99.2

FOR IMMEDIATE RELEASE

DOOLIN NAMED BUCA’S NEW CHAIRMAN, CEO AND PRESIDENT

MINNEAPOLIS, October 15, 2004 — BUCA, Inc. (Nasdaq: BUCA) today announced that Wallace B. Doolin will join the company as chairman of the board, chief executive officer and president. He is expected to assume his duties in early December.

Peter Mihajlov, executive chairman and interim CEO of the company stated, “Wally is a proven leader in our industry and is the perfect choice to lead BUCA and its management team as we move forward. He is a tested, creative executive who’s known in our industry for his clarity of vision, strong brand management strategy capabilities and operations skills.”

“BUCA has two wonderful brands with great potential,” said Doolin. “I’m excited to work with the board, the management team and the entire BUCA family.”

A hospitality industry leader for many years, Doolin recently resigned as chief executive officer of La Madeleine French Bakery and Café, a 62-restaurant chain which he helped reengineer, reposition the brand and prepare for its next stage of growth. He will remain a member of the La Madeleine board of directors. Prior to joining La Madeleine in 2002, Doolin served eight years as chief executive officer and president of Carlson Restaurants Worldwide (CRW) and TGI Friday’s (Friday’s). During his more than 13 years with CRW and Friday’s, he oversaw TGI Friday’s growth from 135 U.S. restaurants to more than 700 units in 57 countries. He also was responsible for the acquisition of Pick Up Stix, which brought CRW’s restaurant total to 770. Doolin also served as president of Applebee’s and held senior leadership positions at W.R. Grace’s Restaurant Division, Flakey Jake’s, Inc., and Steak and Ale Restaurants.

Doolin, 58, has received the IFMA Silver Plate and NRN Golden Chain awards. He is a board member of the National Restaurant Association and past chairman of its Education Foundation. He also is active in Share Our Strength, a leading children’s anti-hunger organization.

BUCA, Inc., a public company headquartered in Minneapolis, owns and operates 107 highly acclaimed immigrant Southern Italian restaurants under the names Buca di Beppo and Vinny T’s of Boston in 30 states and the District of Columbia.

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Contacts:	Media:	Pete Mihajlov, 612-225-3410
	Investors:	Greg Gadel, 612-225-3423